Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Furniture Brands International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 33-65714, 333-6990, 333-39355, 333-80189, 333-100133 and 333-130322) on Form S-8 of Furniture Brands International, Inc. (the Company) of our reports dated March 1, 2007, with respect to the consolidated balance sheets of Furniture Brands International, Inc. as of December 31, 2006 and 2005, the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2006, the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Furniture Brands International, Inc.

As discussed in note 2 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payments, effective January 1, 2006.  As discussed in note 10 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, effective December 31, 2006.

/s/ KPMG LLP

St. Louis, Missouri
March 1, 2007